EXECUTIVE EMPLOYMENT AGREEMENT

    THIS AGREEMENT is made and entered into this ____ day of _______________, 2005, by and between CYCLE COUNTRY ACCESSORIES
CORPORATION, an Iowa Corporation, (hereinafter referred to as the "Corporation") and ALAN BAILEY, of Spencer, Iowa, (hereinafter referred to as the "Executive").

WHEREAS the Executive has been an employee of a predecessor to the Corporation and served in the capacity as an officer and President of that predecessor; and

WHEREAS, the Corporation desires to assure themselves the services of the Executive as their employee for a term of sixty (60) months on the terms and conditions set forth herein; and

WHEREAS, the Executive is agreeable to continue in an Executive capacity for said sixty (60) months and is willing to accept and undertake such employment.

NOW, THEREFORE, IN CONSIDERATION OF THE PROMISES AND MUTUAL COVENANTS HEREIN SET FORTH, THE CORPORATION AND THE EXECUTIVE AGREE AS FOLLOWS:

1.	EMPLOYMENT. The Corporation agrees to and does hereby employ the Executive and the Executive agrees to and does hereby accept employment by the Corporation, in the capacity of President for a period of sixty (60) months commencing the ____ day of _______________, 2005 to the ____ day of _______________, 2010.


2.	SCOPE OF SERVICES.  The Executive shall serve as President of the Corporation. As such, the Executive shall be in full charge of the operations of the Corporation or Corporation's business affairs, subject to the directions of the chairman of the Board of Directors. It is contemplated that the Corporation will be a wholly owned subsidiary of Cycle Country Accessories Corp. (hereinafter referred to as "Cycle


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Country").  Upon completion of that transaction Executive will report directly to the Chief Executive Officer of Cycle Country; and will serve in the function of a general manager of that part of Cycle Country that consisted of the Simonsen Iron Works operation before the transaction.

3.	FULL-TIME SERVICES. The Executive agrees that during the term of his employment he will (subject to the provisions of Section 6 hereof), devote substantially all of his time and energies, during business hours, to the supervision, management, and conduct of the business affairs of the Corporation. The Executive will faithfully and to the best of his ability, discharge his duties hereunder to the furtherance of the interests of the Corporation. The Executive will not accept other gainful employment, become or remain an officer or director in any other Corporation, except with the consent of the Board of Directors of the Corporation.

4.	PLACE OF EMPLOYMENT.  The Executive will perform his services hereunder in either Clay County, Iowa or Dickinson County, Iowa.

5.	COMPENSATION.  For all services to be rendered hereunder by the
Executive, the Corporation will pay the Executive (1) basic current compensation; (2) bonus compensation: and (3) fringe benefits, as hereinafter set forth.


A.	Basic Current Compensation  The Executive shall (except as
otherwise provided in Section 6 hereof) receive, during the term of employment, basic current compensation at the rate of $125,000.00 per annum. Said amount shall be payable in equal weekly installments. If Lisa Bailey quits or is terminated by the Corporation as employee at will the basic current compensation shall increase to $150,000.00 per annum on the effective date of Lisa Bailey's termination. In the event the Executive's employment is terminated by death, as provided in Section 7 hereof, the Corporation will continue to pay the


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Executive or his designee, or the executor of his estate, the basic current compensation for a period of three (3) months from the end of the month in which such death occurs. Said amounts shall be payable weekly.

B.	Bonus Compensation. In addition to the basic current
compensation provided above, the Executive shall receive bonus compensation, which will be 1.5 % of the combined net income before taxes and before any Executive bonuses of the Corporation as it exists after its merger with Simonsen Iron Works, Inc. The combined corporations shall have a fiscal year ending September 30, and during the first and last partial years of this Agreement, the Executive's bonus shall be prorated to reflect the percentage of the year the Executive was employed. Such bonus compensation shall be calculated annually for each fiscal year and be payable in cash within thirty
(30) days of the original due date of the Corporation's federal income tax return which will be the same due date of Cycle Country's
(Iowa) federal income tax return.

C.	Fringe Benefits.

(1)	HEALTH INSURANCE. The Executive shall receive health
insurance coverage for himself and all family members identical to the health insurance coverage provided to other executives of Cycle Country (Iowa) which will be paid for by the Corporation.

(2)	MOTOR VEHICLE.  The Corporation shall supply the
Executive with a motor vehicle suitable for use as an Executive vehicle. The Corporation shall further reimburse the Executive for all reasonable expenses, including fuel, repairs, insurance, and similar expenses.

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(3)	SICK PAY AND HOLIDAYS.  The Executive shall receive
sick pay and holidays as are in effect for all other
Executives of Cycle Country (Iowa).

(4)	VACATION.  The Executive shall receive the greater
of three (3) weeks paid vacation or the amount of vacation received by the Chief Executive officer of Cycle
Country (Iowa).

6.	DISABILITY.  In the event that the Executive should become
disabled or incapacitated by illness or otherwise, for a continuous period of not less than six (6) months, during which time he shall be unable to perform the duties required of him under this Agreement, the Board of Directors of the Corporation, acting in good faith, may after such six months disability terminate the employment of the Executive hereunder. Said termination shall be delivered to Executive and shall specify the effective termination of employment date which date shall be thirty (30) days or more from the date of such notice. No such right of termination may be exercised in the absence of written consent of the Executive until after the initial six (6) months disability unless a qualified independent physician shall have certified that the Executive is (1) permanently disabled or (2) incapable of resuming substantially full-time performance of his duties, under the Agreement, for a period of at least six (6) months after the end of his initial disability. Said independent physician shall be selected by the Corporation and approved by the Executive. If the Executive is unable to give such approval, such physician shall be approved by an adult member of his family. In the event of termination of the Executive's employment pursuant to this Section, the Executive shall be entitled to receive the basic current compensation for a period of six (6) months from the effective termination of his employment date, which date is specified in the notice of termination contemplated by this paragraph of this Agreement.

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In addition, the Executive shall be entitled to receive any bonus declared under the provisions of Section 5B hereof for the fiscal year in which the termination occurs. The bonuses shall be prorated to reflect the percentage of the year that the Executive was employed. The effective termination of employment date shall be used in calculation of such percentage.

EXAMPLE:

Executive's bonus (based on calculation in Section 5B)

Effective date of termination of employment is April 1

Executive's Bonus reduced by 50 percent

7.	DEATH.  In the event of the death of the Executive, all
compensation shall terminate at the expiration of the month of his death, except as provided in Section 5A and except Executive's estate will be entitled to receive bonus compensation payable pursuant to Section 5B reduced to reflect the percentage of the year following the date of death. Said bonus compensation shall be calculated as provided in Section 6 hereof, except the date of death shall be substituted for the effective date of termination of employment date.


8.	TERMINATION OF EMPLOYMENT AGREEMENT.  In the event that the
Executive shall wish to voluntarily terminate this Agreement, he shall give 180 days written notice to the Corporation of his intent to terminate this Agreement As of the date the employment ceases, all compensation which the Executive is receiving pursuant to this Agreement shall cease, except for any bonuses calculated for years beginning on or after October 1, 2005 under the provisions of Section 5B hereof for the year in which the termination occurs. The bonuses shall be prorated to reflect the percentage of the year that the Executive was employed. Should the Executive terminate prior to October 1, 2005 under this Agreement, he shall forfeit any bonus compensation which he was entitled under Section 5B.


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9.	DISCHARGE WITHOUT CAUSE.  The Board of Directors of the
Corporation may discharge Executive without cause. If the Corporation does terminate Executive without cause, Executive will be entitled to continue to receive all benefits of this Executive Employment Agreement during the term of this Agreement, including base current compensation under Section 5A, bonus compensation under Section 5B, and fringe benefits under Section 5C.

10.	DISCHARGE FOR CAUSE.  The Board of Directors of the Corporation
may discharge the Executive, before the expiration of a contractual term of employment, for such gross negligence or gross misconduct, either by omission or commission by the Executive, that would constitute as a matter of law a breach of the Executive's obligations hereunder.

11.	INVENTIONS.  The Executive agrees, that so long as he is
employed hereunder, any and all inventions, whether patentable or not, developed by him during the period of employment and pertaining to the general lines of the products of the Corporation, or any of the other involved corporations, shall be the sole property of said Corporation. The Executive shall not be entitled to any additional compensation on account of such inventions.

12.	COVENANT NOT TO COMPETE.  Executive agrees that he will not
compete with the Corporation or Cycle Country, directly or indirectly, as an officer, principal, stockholder, agent, Executive or otherwise, either alone or in association with other persons, firms or corporations, in any place within or without the United States of America, regarding the production, manufacture, sale or distribution of any products similar to those produced, manufactured, sold or distributed by the Corporation, except with the prior written consent of the Corporation. This Agreement shall cover any period of time during which he is receiving or is entitled to receive compensation hereunder, and also a period of two (2) years


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thereafter. The Executive further agrees, that during such periods, he will not disclose to any other person or business entity any trade secrets or other confidential information as to the Corporation.

13.	SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Executive, the personal representatives and successors in interest of the Corporation.

EXECUTIVE:  ALAN BAILEY


______________________________


CYCLE COUNTRY ACCESSORIES CORPORATION (IOWA)


By: ____________________________


Title: __________________________



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